Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES RECORD 2019 EARNINGS

•	Net income of $12.3 million, 13% above fourth quarter 2018

•	Net income of $54.6 million for 2019, 33% higher than 2018

•	Earnings per diluted common share of $1.18 for fourth quarter and $5.52 for 2019

•	Return on average assets of 1.46% for fourth quarter and 1.75% for 2019

•	Acquisition of Choice Bancorp, Inc. consummated November 8, 2019

Green Bay, Wisconsin, January 21, 2020 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced fourth quarter 2019 net income of $12.3 million and earnings per diluted common share of $1.18, compared to $13.5 million and $1.40 for third quarter 2019, and $10.9 million and $1.11 for fourth quarter 2018, respectively. Annualized quarterly return on average assets was 1.46%, 1.73% and 1.44%, for fourth quarter 2019, third quarter 2019 and fourth quarter 2018, respectively.

Net income for the year ended December 31, 2019 was $54.6 million, 33% higher than $41.0 million for 2018. Earnings per diluted common share was $5.52, 34% higher than $4.12 for 2018. Return on average assets was 1.75% for 2019 and 1.38% for 2018.

The acquisition of Choice Bancorp, Inc. (“Choice”) was consummated on November 8, 2019, adding $457 million in assets, including $348 million in loans, $289 million in deposits, $2 million of core deposit intangible, and $45 million of goodwill. Pursuant to the agreed upon terms, the $82 million final purchase price consisted of issuing 1.2 million shares of common stock (given the final stock-for-stock exchange ratio of 0.497) valued at $80 million and $2 million in cash.

During second quarter 2019, net income favorably included $5.4 million (or $0.55 of diluted earnings per share) related to two actions combined, the sale of 80% of Nicolet's equity investment in a data processing entity ($7.4 million after-tax gain) and retirement-related compensation declared to benefit all employees after that sale ($2.0 million after-tax cost), impacting the 2019 year and quarter comparisons.

“2019 was an exceptional year, continuing our trend of strong performance. The results primarily reflect the maturation of our core strategies. Our profitable acquisition and integration actions have propelled our level of performance into an elite group,” said Bob Atwell, Chairman and CEO of Nicolet. “In addition to acquisitions, we have remained consistently focused on active balance sheet management, loan and deposit pricing, mortgage banking and wealth management revenue growth, and efficiencies.”

“The numbers speak for themselves and are the scorecard underlying the efforts of our 600 employees who execute every day,” said Mike Daniels, President and CEO of Nicolet National Bank. “Our people have done an excellent job adding value for customers, especially in mortgage banking, commercial lending and wealth management, where our relationship-based core values are differentiators. As well, we have worked hard to preserve a strong margin in a challenging rate environment.”

“For 2020, our focus will be on driving core earnings growth through our expanded customer base and capitalizing on our investments in technology and infrastructure for additional operating leverage,” Atwell said. “We are well positioned to increase shareholder value through prudent common stock repurchases and by leveraging our strength as a bank consolidator.”

Fourth quarter 2019 net interest income increased $1.3 million (4%) over third quarter, benefiting from growth in average interest-earnings assets, mostly from the inclusion of acquired assets during the quarter, and a resilient net interest margin. Fourth quarter noninterest income grew $1.0 million (8%) over third quarter, predominantly from strong net mortgage income. Noninterest expense increased $2.5 million (11%) from third quarter. Personnel costs were up $0.7 million (mainly from timing of deferred compensation and equity awards) and non-personnel costs were up $1.8 million, mostly due to a $0.7 million lease termination charge for the closure of Nicolet's Oshkosh branch in conjunction with the Choice acquisition and a $0.8 million write-off of goodwill given a recent change in strategy.

Net interest income for 2019 increased $9.4 million (9%) over 2018 on disciplined rate management in a lower interest rate environment (as the Federal Reserve cut interest rates 75bps during the second half of 2019) and overcoming lower aggregate discount income (down $0.9 million from 2018). Noninterest income excluding net asset gains increased $7.1 million (19%) mostly from strong net mortgage income and growth in wealth fees. Noninterest expense grew $7.0 million (8%) over 2018. Personnel increased $5.0 million over 2018 from the $2.75 million of retirement-related compensation actions noted above, as well as merit increases between the years and overall higher incentive compensation. Non-personnel expenses increased $2.0 million, including the previously noted lease termination charge and goodwill write-off, and $0.4 million for accelerated depreciation given branch facility upgrades. Income tax expense increased $3.0 million over 2018 on higher pre-tax income and salary deduction limitations, partially offset by the favorable tax treatment of the equity investment sale and the tax benefit on stock-based compensation.

Asset quality remained exceptional, with nonperforming assets of only $15 million, representing 0.42% of total assets at December 31, 2019. The allowance for loan losses of $14 million represented 0.54% of total loans at December 31, 2019. The provision for loan losses was $1.2 million for the year ended December 31, 2019 (covering $0.4 million of net charge-offs), compared to $1.6 million (covering $1.1 million of net charge-offs) for the year ended December 31, 2018.

At December 31, 2019, assets were $3.6 billion (up 16% since December 31, 2018), loans were $2.6 billion (up 19%), and deposits were $3.0 billion (up 13%), largely due to the acquisition of Choice which was 12% of Nicolet's pre-merger size. Excluding the impact of Choice, loans increased 3% and deposits increased 2% since December 31, 2018. On average for 2019, loans of $2.3 billion were 6% stronger than 2018 (or up 4% excluding the acquisition), and deposits of $2.6 billion were 4% higher than 2018 (or up 2% excluding the acquisition).

Total capital was $516 million at December 31, 2019, an increase of $130 million since December 31, 2018, mostly due to stock issued in connection with the Choice acquisition and net income, partially offset by stock repurchases. We continue to be opportunistic with respect to such repurchases. At December 31, 2019, there remained $21.0 million authorized under the repurchase program, as modified, to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

The adoption of the current expected credit losses (“CECL”) model in 2020 is expected to increase the allowance for loan losses by 55-65%. This estimate considers our recently completed acquisition of Choice, as well as fourth quarter changes in current economic conditions, forecasts, and our existing loan portfolio.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe”, “prospects”, or other words of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, the interpretation of tax legislation, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	12/31/2019	12/31/2018
Results of operations:
Interest income	$36,192	$34,667	$34,570	$33,159	$32,327	$138,588	$125,537
Interest expense	5,723	5,477	5,626	5,684	5,298	22,510	18,889
Net interest income	30,469	29,190	28,944	27,475	27,029	116,078	106,648
Provision for loan losses	300	400	300	200	240	1,200	1,600
Net interest income after provision for loan losses	30,169	28,790	28,644	27,275	26,789	114,878	105,048
Noninterest income	13,309	12,312	18,560	9,186	9,797	53,367	39,509
Noninterest expense	25,426	22,887	25,727	22,759	21,621	96,799	89,758
Income before income tax expense	18,052	18,215	21,477	13,702	14,965	71,446	54,799
Income tax expense	5,670	4,603	2,833	3,352	4,015	16,458	13,446
Net income	12,382	13,612	18,644	10,350	10,950	54,988	41,353
Net income attributable to noncontrolling interest	87	82	95	83	87	347	317
Net income attributable to Nicolet Bankshares, Inc.	$12,295	$13,530	$18,549	$10,267	$10,863	$54,641	$41,036
Earnings per common share:
Basic	$1.22	$1.45	$1.98	$1.09	$1.14	$5.71	$4.26
Diluted	$1.18	$1.40	$1.91	$1.05	$1.11	$5.52	$4.12
Common Shares:
Basic weighted average	10,061	9,347	9,374	9,461	9,526	9,562	9,640
Diluted weighted average	10,452	9,697	9,692	9,758	9,814	9,900	9,956
Outstanding	10,588	9,363	9,327	9,431	9,495	10,588	9,495
Noninterest Income:
Trust services fee income	$1,596	$1,594	$1,569	$1,468	$1,583	$6,227	$6,498
Brokerage fee income	2,190	2,113	2,002	1,810	1,968	8,115	7,042
Mortgage income, net	4,916	3,700	2,059	1,203	1,834	11,878	6,344
Service charges on deposit accounts	1,237	1,223	1,194	1,170	1,208	4,824	4,845
Card interchange income	1,683	1,735	1,660	1,420	1,583	6,498	5,665
BOLI income	535	495	880	459	489	2,369	2,418
Other noninterest income	1,285	1,166	1,624	1,484	1,285	5,559	5,528
Noninterest income without net gains	13,442	12,026	10,988	9,014	9,950	45,470	38,340
Asset gains (losses), net	(133)	286	7,572	172	(153)	7,897	1,169
Total noninterest income	$13,309	$12,312	$18,560	$9,186	$9,797	$53,367	$39,509
Noninterest Expense:
Personnel expense	$13,628	$12,914	$15,358	$12,537	$11,327	$54,437	$49,476
Occupancy, equipment and office	3,827	3,454	3,757	3,750	3,673	14,788	14,574
Business development and marketing	1,397	1,428	1,579	1,281	1,185	5,685	5,324
Data processing	2,730	2,515	2,350	2,355	2,420	9,950	9,514
Intangibles amortization	936	914	969	1,053	1,053	3,872	4,389
Other noninterest expense	2,908	1,662	1,714	1,783	1,963	8,067	6,481
Total noninterest expense	$25,426	$22,887	$25,727	$22,759	$21,621	$96,799	$89,758

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	12/31/2019	12/31/2018
Period-End Balances:
Loans	$2,573,751	$2,242,931	$2,203,273	$2,189,688	$2,166,181	$2,573,751	$2,166,181
Allowance for loan losses	13,972	13,620	13,571	13,370	13,153	13,972	13,153
Securities available for sale, at fair value	449,302	419,300	403,989	407,693	400,144	449,302	400,144
Goodwill and other intangibles, net	165,967	121,371	122,285	123,254	124,307	165,967	124,307
Total assets	3,577,260	3,105,671	3,054,813	3,041,091	3,096,535	3,577,260	3,096,535
Deposits	2,954,453	2,584,447	2,536,639	2,538,486	2,614,138	2,954,453	2,614,138
Stockholders’ equity	516,262	428,014	411,415	398,767	386,609	516,262	386,609
Book value per common share	48.76	45.71	44.11	42.28	40.72	48.76	40.72
Tangible book value per common share (1)	33.08	32.75	31.00	29.21	27.62	33.08	27.62
Average Balances:
Loans	$2,438,908	$2,218,307	$2,189,070	$2,179,420	$2,142,870	$2,257,033	$2,127,470
Securities available for sale, at fair value	424,981	399,090	402,934	409,580	421,693	409,161	411,007
Interest-earning assets	2,974,974	2,763,997	2,702,357	2,734,936	2,693,752	2,794,641	2,671,560
Total assets	3,339,283	3,094,546	3,022,383	3,047,068	2,996,553	3,126,535	2,977,457
Deposits	2,756,295	2,563,821	2,514,226	2,556,927	2,518,378	2,598,271	2,508,952
Interest-bearing liabilities	2,023,448	1,895,754	1,892,775	1,946,210	1,867,327	1,939,639	1,951,846
Goodwill and other intangibles, net	147,636	121,895	122,841	123,892	124,930	129,112	126,284
Stockholders’ equity	478,645	420,864	404,345	391,027	379,846	423,952	371,635
Financial Ratios: (2)
Return on average assets	1.46%	1.73%	2.46%	1.37%	1.44%	1.75%	1.38%
Return on average common equity	10.19	12.75	18.40	10.65	11.35	12.89	11.04
Return on average tangible common equity (1)	14.74	17.95	26.43	15.59	16.91	18.53	16.73
Average equity to average assets	14.33	13.60	13.38	12.83	12.68	13.56	12.48
Stockholders’ equity to assets	14.43	13.78	13.47	13.11	12.49	14.43	12.49
Tangible common equity to tangible assets (1)	10.27	10.28	9.86	9.44	8.83	10.27	8.83
Loan yield	5.33	5.56	5.66	5.51	5.38	5.57	5.37
Earning asset yield	4.82	4.97	5.11	4.89	4.76	5.00	4.74
Cost of interest-bearing deposits	0.99	1.00	1.05	1.04	0.98	1.02	0.82
Cost of funds	1.12	1.14	1.19	1.18	1.12	1.16	0.97
Net interest margin	4.06	4.19	4.28	4.05	3.98	4.19	4.04
Net loan charge-offs to average loans	(0.01)	0.06	0.02	(0.00)	0.01	0.02	0.05
Nonperforming loans to total loans	0.55	0.41	0.35	0.40	0.25	0.55	0.25
Nonperforming assets to total assets	0.42	0.34	0.26	0.30	0.19	0.42	0.19
Allowance for loan losses to loans	0.54	0.61	0.62	0.61	0.61	0.54	0.61
Efficiency ratio	57.57	55.19	64.01	61.91	58.03	59.54	61.42
Effective tax rate	31.41	25.27	13.19	24.46	26.83	23.04	24.54
Selected Items:
Interest income resolved PCI loans (rounded)	$1,400	$1,800	$1,300	$200	$100	$4,700	$2,000
Tax-equivalent adjustment net interest income	257	251	263	272	278	1,043	1,150
Tax benefit on stock-based compensation	(1,275)	(128)	(739)	(144)	(23)	(2,286)	(182)
Common stock repurchased (dollars) (3)	$3,383	$576	$9,142	$5,600	$5,233	$18,701	$22,177
Common stock repurchased (full shares) (3)	47,728	9,300	151,098	102,655	100,245	310,781	408,071

1
The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.

2	Income statement-related ratios for partial-year periods are annualized.

3	Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.